EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairmanand Chief Executive Officer
(310)513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS FOR THE FOURTH QUARTER AND

YEAR ENDED DECEMBER 31, 2007

LOS ANGELES, California (February 25, 2008) – Ducommun Incorporated (NYSE: DCO) today reported results for the fourth quarter and year ended December 31, 2007.

Sales for the fourth quarter of 2007 were $93.5 million, compared to $87.8 million for the fourth quarter of 2006. Net income for the fourth quarter of 2007 was $5.4 million, or $0.51 per diluted share, compared to net income of $4.3 million, or $0.41 per diluted share, for the comparable period last year.

Sales for the year 2007 were $367.3 million, compared to $319.0 million for the year 2006. Net income for the year 2007 was $19.6 million, or $1.88 per diluted share, compared to net income of $14.3 million, or $1.39 per diluted share, for the comparable period last year.

Sales for the fourth quarter of 2007 increased 6% from the same period last year primarily due to an increase in commercial product sales. The Company’s mix of business in the fourth quarter of 2007 was approximately 58% military, 38% commercial and 4% space, compared to 63% military, 34% commercial and 3% space in the fourth quarter of 2006.

Gross profit, as a percentage of sales, was 18.2% in the fourth quarter of 2007, compared to 18.1% in the fourth quarter of 2006. Gross profit in the fourth quarter of 2007 benefited from improvements in operating performance at Ducommun AeroStructures and Ducommun Technologies and a favorable change in sales mix. However, these improvements were offset by higher bonus and environmental accruals in 2007 than in 2006.

Selling, general and administrative (SG&A) expenses decreased to $10.0 million in the fourth quarter of 2007, compared to $12.3 million in the fourth quarter of 2006. The decrease in SG&A expenses included a gain of $1.2 million from the settlement of the Company’s contract termination claim related to the Space Shuttle program.

Net income for the fourth quarter of 2007 increased 27% from the fourth quarter of 2006 primarily due to the reasons stated above, partially offset by a higher effective tax rate in the fourth quarter of 2007. The Company’s effective tax rate for the fourth quarter of 2007 was 19.0%, compared to a 48.3% tax benefit in the fourth quarter of 2006.

Sales for the year 2007 increased 15% from the same period in 2006, primarily due to increases in commercial product sales and military service sales. The Company’s mix of business for 2007 was 60% military, 37% commercial and 3% space, compared to 66% military, 32% commercial and 2% space for the year 2006.

Gross profit, as a percentage of sales, increased to 20.6% in the year 2007 from 19.6% in the year 2006. The gross profit margin increase was primarily attributable to improvements in operating performance at Ducommun AeroStructures and Ducommun Technologies, partially offset by higher bonus and environmental accruals in 2007 than in 2006.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, decreased to 12.6% for the year 2007 from 13.1% for the year 2006. The decrease in SG&A expenses, as a percentage of sales, was primarily the result of spreading SG&A expenses over a higher volume of sales, partially offset by higher bonus accruals in 2007 and expenses of the WiseWave and CMP businesses which were acquired in the second and third quarters of 2006, respectively. SG&A expenses in 2007 also included a gain of $1.2 million from the settlement of the Company’s contract termination claim related to the Space Shuttle program.

Net income for the year 2007 increased 37% from the year 2006 primarily due to the reasons stated above, partially offset by a higher effective tax rate in the year 2007. The Company’s effective tax rate for the year 2007 was 28.0%, compared to 21.0% for the year 2006.

Joseph C. Berenato, chairman and chief executive officer, stated, “2007 was a good year for Ducommun, both operationally and financially. Sales for Boeing commercial aircraft, regional and business aircraft, and commercial helicopters grew strongly in 2007, while our military markets, particularly for government services, remained robust. In 2007, we were awarded significant contracts for NASA’s Crew Launch Vehicle, Boeing’s 737 aircraft, Sikorsky’s Black Hawk helicopter, and Embraer’s 170/190 aircraft. We continued our success in moving up the value chain by capturing major assemblies for the Dassault Falcon aircraft and the Carson helicopter. We also booked significant new work on the Boeing 787 aircraft for titanium components, composite panels and wiring harness assemblies which we expect to grow significantly in the future.”

Mr. Berenato continued, “The Company’s Lean and Six Sigma initiatives contributed to improvements in operating efficiency in 2007. Despite start-up costs for new programs and those associated with the opening of our second overseas facility in Mexico, gross profit and operating income margins grew nicely. As we enter 2008, we expect to continue the Company’s growth as we leverage the gains made in 2007.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services for the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman and chief executive officer, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866-761-0748 (international 617-614-2706) approximately ten minutes prior to the conference time stated above. The participant passcode is 47463615. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thompson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2007 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Sales and Service Revenues:
Product Sales	$79,582	$72,950	$310,961	$269,520
Service Revenues	13,894	14,876	56,336	49,501

Total	93,476	87,826	367,297	319,021

Operating Costs and Expenses:
Cost of Product Sales	65,011	59,131	246,403	215,453
Cost of Service Revenues	11,425	12,826	45,053	41,012
Selling, General & Administrative Expenses	10,000	12,258	46,191	41,867

Total	86,436	84,215	337,647	298,332

Operating Income	7,040	3,611	29,650	20,689
Interest Expense	(350)	(733)	(2,395)	(2,601)
Income Tax Expense	(1,272)	1,390	(7,634)	(3,791)

Net Income	$5,418	$4,268	$19,621	$14,297

Earnings Per Share:
Basic Earnings Per Share	$0.52	$0.42	$1.89	$1.40
Diluted Earnings Per Share	0.51	0.41	1.88	1.39
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,518	10,258	10,398	10,211
Diluted	10,670	10,341	10,457	10,290

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

	December 31, 2007	December 31, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$31,571	$378
Accounts Receivable, Less Allowance for Doubtful Accounts	39,226	42,658
Unbilled Receivables	5,615	3,482
Inventories	67,769	64,587
Deferred Income Taxes	7,727	6,116
Other Current Assets	5,328	5,521

Total Current Assets	157,236	122,742
Property and Equipment, Net	56,294	52,987
Goodwill, Net	106,632	106,628
Other Assets	12,314	14,676

	$332,476	$297,033

Liabilities and Shareholders’ Equity
Current Liabilities:
Current Portion of Long-Term Debt	$1,859	$1,196
Accounts Payable	33,845	32,948
Accrued Liabilities	43,829	33,243

Total Current Liabilities	79,533	67,387
Long-Term Debt, Less Current Portion	23,892	29,240
Deferred Income Taxes	5,584	6,670
Other Long-Term Liabilities	9,416	6,711

Total Liabilities	$118,425	$110,008
Commitments and Contingencies
Shareholders Equity:
Common Stock	105	103
Additional Paid-In-Capital	53,444	46,320
Retained Earnings	162,192	142,760
Accumulated Other Comprehensive Loss	(1,690)	(2,158)

Total Shareholders’ Equity	214,051	187,025

	$332,476	$297,033

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